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                                                                    Exhibit 10.2

             SECURED PROMISSORY NOTE PAYABLE IN AGREED INSTALLMENTS

                                SECURED TERM NOTE

$200,000.00                                                    October 1st, 2006


         The undersigned, for value received, promises to pay to the order of Seamless Wi-Fi, Inc, a Nevada corporation (herein called the "PAYEE"), at the principal office of the Payee in 800 N. Rainbow Road, suite 208 Las Vegas, Nevada, 89107 the principal sum of $200,000.00, payable in eight installments plus interest of 12% per annum as follows (provided that the final installment shall be in an amount sufficient to pay in full all unpaid principal of and accrued interest on this Note):

                      Payment Date:                    Amount of Installment:

                      December 31, 2006                $31,000.00
                      March 31, 2007                   $30,250.00
                      June 30, 2007                    $29,500.00
                      September30, 2007                $28,750.00
                      December 31, 2007                $28,000.00
                      March 31, 2008                   $27,250.00
                      June 30, 2008                    $26,500.00
                      September30, 2008                $25,750.00

         The unpaid principal amount hereof from time to time outstanding shall bear interest from the date hereof at the following rates per annum: (A) prior to maturity, at a rate equal to 12% simple interest (as hereinafter defined) from time to time in effect.

         Accrued interest shall be payable quarterly on the last business day of each quarter, and of each year and at maturity, beginning with the first of such dates to occur after the date hereof. After maturity of any installment, whether by acceleration or otherwise, accrued interest on such installment shall be payable on demand. a year consisting of 360 days.

         Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

         This Note evidences indebtedness incurred under a Loan Agreement dated the date hereof (herein, as it may be amended from time to time, called the "LOAN AGREEMENT") between the undersigned and the Payee, and is secured by a pledge by the undersigned of the capital stock of ^ Inc. made pursuant to a Pledge Agreement between the undersigned and the Payee dated the date hereof (herein, as it may be amended from time to time, called the "PLEDGE AGREEMENT"). Reference is made to the Loan Agreement and the Pledge Agreement for the nature and extent of the security and the rights of the parties in respect of such security, and for a statement of the terms and conditions under which the due date of this Note may be accelerated. Upon the occurrence of any event of default as specified in the Loan Agreement the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable, and any indebtedness of the holder hereof to the undersigned may be appropriated and applied hereon.

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         In addition to and not in limitation of the foregoing and the provisions of the Loan Agreement, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this
Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

         All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

         This Note is made under and governed by the laws of Nevada.



_______________________________________
DLR Funding, Inc by Virginia L. Brinkman, CFO

DLR Funding, Inc.
1230 West Ash Street #3
Windsor, Co. 80550

970-686-1196
970-686-7289 Fax